Exhibit 5.1

[Conyers Dill & Pearman Limited Letterhead]

11 June 2021

Matter No.: 369292
441 298 7889
sarah.lusher@conyers.com

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 09
Bermuda

Dear Sirs,

Re: Arch Capital Group Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with an offering to be made pursuant to the prospectus supplement dated 2 June 2021 (the “Prospectus Supplement”), supplementing the prospectus dated 23 November 2020 (the “Base Prospectus” together with the Prospectus Supplement, the "Prospectus", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in a registration statement on Form S-3ASR (Registration No. 333-250869) (the "Registration Statement" which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 23 November 2020 relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of an an aggregate of 20,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 4.550% Non-Cumulative Preferred Shares, Series G, $0.01 par value and $25,000 liquidation preference per share (equivalent to $25 liquidation preference per Depositary Share) (the “Series G Preferred Shares” and together with the Depositary Shares, the “Securities”) and deposited by the Company against delivery of receipts (the “Receipts”).
1.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined electronic copies of the following documents:
1.1the Registration Statement including the Prospectus;
1.2a pricing term sheet (relating to the Prospectus Supplement dated 2 June 2021);
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1.3an executed copy of that certain purchase agreement (referred to as the "Underwriting Agreement") dated 2 June 2021 among the Company and the Representatives (as defined in the Underwriting Agreement), as representatives of the several underwriters named in Schedule A thereto;
1.4an executed copy of that certain deposit agreement (the “Deposit Agreement”) dated 11 June 2021 entered into among the Company as issuer and American Stock Transfer & Trust Company, LLC, as depositary, as registrar and transfer agent and as dividend disbursing agent and redemption agent (the “Depositary”) and the holders from time to time of receipts issued thereunder relating to the issuer’s receipts, depositary shares and related 4.550% Non-Cumulative Preferred Shares, Series G;
1.5the Certificate of Designations relating to the Series G Preferred Shares dated 11 June 2021 (the “Certificate of Designations”);
1.6a specimen certificate representing the Series G Preferred Shares (the “Preferred Share Certificate”); and
1.7a form of Receipt representing the Depositary Shares.
The documents listed in items 1.3 through 1.7 above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).
1.8copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 11 June 2021;
1.9an extract of the minutes of a meeting of the directors of the Company (the “Board”) held on 7 May 2021 certified by the Secretary of the Company on 11 June 2021 (the "Board Resolutions");
1.10an extract of the minutes of a meeting of the Executive Committee of the Board held on 28 May 2021 certified by the Secretary of the Company on 11 June 2021 (the "Committee Resolutions");
1.11the notice to the public issued by the Bermuda Monetary Authority dated 1 June 2005 (the “Consent”); and
1.12such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
2.ASSUMPTIONS
We have assumed:
2.1the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3the accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus, the Documents and other documents reviewed by us;
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2.4that the Board Resolutions and Committee Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
2.5that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
2.6that the Company will have sufficient authorised share capital to effect the issue of any of the Series G Preferred Shares at the time of issuance;
2.7that upon issue of the Series G Preferred Shares, the Company will receive consideration for the full issue price thereof which shall be equal to the purchase price of 1,000 Depositary Shares in respect of each Series G Preferred Shares;
2.8that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended;
2.9that at the time of issuance of the Series G Preferred Shares, the Bermuda Monetary Authority will not have revoked or amended its Consent; and
2.10that on the date of issuance of the Series G Preferred Shares, the Company will be able to pay its liabilities as they become due.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the offering of the Securities by the Company and is not to be relied upon in respect of any other matter.
3.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
3.1The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
3.2The Series G Preferred Shares have been duly authorised and, when issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
3.3Upon deposit of the Series G Preferred Shares with the Depositary pursuant to the Deposit Agreement and due execution and delivery by the Company and the Depositary of the Deposit Agreement and the Receipts in accordance with the Deposit Agreement, the Depositary Shares will entitle the holder thereof to the benefits provided in the Deposit Agreement and the Receipts. No holder of Series G Preferred Shares will be subject to personal liability by reason of being such a holder and the issuance of the Series G Preferred Shares will not be subject to any pre-emptive or similar rights under Bermuda law.
3.4Upon the due issuance of the Depositary Shares and payment of the consideration relating thereto pursuant to the Underwriting Agreement, such Securities will be validly issued (and except
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in the case of any Series G Preferred Shares forming part of a Security) will constitute valid and binding obligations of the Company in accordance with the terms thereof.
3.5The form of Preferred Share Certificate and the Depositary Receipt are not inconsistent with any provision of the Constitutional Documents. The form of Preferred Share Certificate complies with the requirements of Bermuda law.
We hereby consent to the filing of this opinion as an exhibit to a the Company’s Current Report on Form 8-K filed on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act or that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman Limited

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